                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                        EXCHANGE ACT OF 1934, AS AMENDED.


Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /      Preliminary proxy statement

/X/      Definitive proxy statement

/ /      Definitive additional materials

/ /      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))


                            U.S. HomeCare Corporation
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                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/      No fee required.

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)   Title of each class of securities to which transaction applies:

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         (2)   Aggregate number of securities to which transactions applies:

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         (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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         (4)   Proposed maximum aggregate value of transaction:

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         (5)   Total fee paid:

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/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


         (1)   Amount Previously Paid:

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         (2)   Form, Schedule or Registration Statement No.:

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         (3)   Filing Party:

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         (4)   Date Filed:

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

                               [US HOMECARE LOGO]

                         NOTICE OF 1998 ANNUAL MEETING
                                PROXY STATEMENT
                                      AND
                         ANNUAL REPORT TO SHAREHOLDERS

     This Annual Report contains forward-looking statements regarding future events or the future financial performance of the Company. These statements are only predictions and the actual results may differ materially. Please refer to the various factors which could cause results to differ materially that are set forth in the documents and reports filed by the Company from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q.

                               [US HOMECARE LOGO]

Dear Shareholders:

     We are combining our 1997 annual report to shareholders with our proxy statement by including the Company's audited Financial Statements, auditor's opinion, Management's Discussion and Analysis, and additional information about the Company after the proxy portion of this document.

     The results for 1997 reflect U.S. HomeCare's turnaround that began in September 1996. Since that time, the regional and branch management team has restored U.S. HomeCare's nursing services profitability. Revenues and EBITDA from continuing operations for the year were generally in line with the business and financial goals we had hoped to achieve. Corporate overhead was maintained at budgeted levels, and operating efficiencies allowed U.S. HomeCare to perform satisfactorily in a difficult period. As noted below, unusual, one-time expenses pushed reported results into a loss position for the year.

     The Company reported net revenues for 1997 of $52.6 million versus $55.0 million for 1996. Net income for 1997 was a loss of $1.6 million compared to a loss of $23.8 million in 1996. For the fourth quarter of 1997, net revenues were $12.7 million compared to $14.2 million for the fourth quarter of 1996. Net income for the fourth quarter of 1997 was a loss of $2.6 million compared to a profit of $0.5 million in the fourth quarter of 1996. Results for both years include unusual, one-time expenses, restructuring charges, or reserves for discontinued operations. For 1997, such charges included merger expenses of $0.9 million; restructuring and other non-recurring charges of $0.4 million, and a regulatory settlement expense of $1.75 million.

     Recent developments include announcements that: i) on February 11, 1998, U.S. HomeCare and Home Health Corporation of America, Inc. mutually terminated the merger agreement which had been signed in September 1997; and ii) on March 3, 1998, the Company signed a release and settlement agreement which ended U.S. HomeCare's involvement in an ongoing investigation of the personal care industry by the New York State Attorney General's office. A chronology and discussion of these matters is included in the financial statements.

     As an independent regional home health care company, our Board and advisors felt it was important to get this investigation resolved and to put the distractions of the terminated merger behind us. Our management team is now focused on profitability and continuing to provide high quality, nursing services.

     The environment in 1998 will no doubt continue to be difficult and demanding as it was last year. Rate and regulatory pressures have had a significant negative effect on almost all industry participants. In spite of this, the home health care business in general, and the nursing service segment in particular, is exceptionally effective in filling both patient and payor needs. It is our hope and belief that U.S. HomeCare has a market position, business strategy, and management team that will enable the Company to move ahead as the industry continues to consolidate.

     Three of U.S. HomeCare's Directors, Hadley C. Ford, W. Wallace McDowell, Jr., and Susan S. Robfogel, Esq., will retire from the Board at this year's annual meeting. All have worked hard over many years to provide good counsel to the Company and to see the turnaround accomplished, and for that, many thanks.

     Most importantly this letter closes by acknowledging the steadfast commitment and quality of the U.S. HomeCare family of caregivers, employees, staff and management, who are the strength of this fine company!

                                          Sincerely yours,

                                     /s/ Jay C. Huffard
                                          Jay C. Huffard
                                          President and Chief Executive Officer

May 8, 1998

                           U.S. HOMECARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 11, 1998

     The Annual Meeting of Shareholders of U.S. HomeCare Corporation (the "Company") will be held at the office of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, telephone number (212) 581-1600 on June 11, 1998, at 9:30 A.M. (eastern standard time) for the following purposes:

          (1) To elect three directors for the ensuing year;

          (2) To ratify the selection of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1998; and

          (3) To transact such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on April 29, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours, from May 26, 1998 to the date of the Annual Meeting, at the corporate headquarters at the address below.

     Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors

                                          Jay C. Huffard
                                          President and Chief Executive Officer

Two Hartford Square West
Hartford, Connecticut 06106
May 8, 1998

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                      BE COMPLETED AND RETURNED PROMPTLY.

                           U.S. HOMECARE CORPORATION

                                PROXY STATEMENT
                                  MAY 8, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. HomeCare Corporation (the "Company") for use at the Annual Meeting of its Shareholders to be held on June 11, 1998 (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with the instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees and "FOR" the ratification of the selection of Deloitte & Touche LLP, independent public accountants, as auditors of the Company and will be voted in accordance with the best judgement of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the meeting will not revoke the proxy, a shareholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the matters to be considered at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is Two Hartford Square West, Suite 300, Hartford, Connecticut 06106. This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of the Company on or about May 8, 1998.

                               VOTING SECURITIES

     The Company has two classes of voting securities, its Common Stock, par value $.01 per share (the "Common Stock"), and its $35.00 6% Convertible Preferred Stock, par value $1.00 per share (the "$35.00 Preferred Stock, the "Preferred Stock" and the "Preferred"), which has voting rights on an as-converted basis with the Common Stock. See "Certain Relationships and Certain Transactions." On April 29, 1998, 12,331,731 shares of Common Stock and 328,569 shares of $35.00 Preferred Stock, convertible into 7,152,282 shares of Common Stock, were outstanding. See "Security Ownership of Certain Beneficial Owners and Management." At the Annual Meeting, each shareholder of record at the close of business on April 29, 1998 will be entitled to one vote for each share of Common Stock and 21.768 votes for each share of $35.00 Preferred Stock owned by that shareholder on that date as to each matter presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

     Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the three nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors (the "Board") does not currently anticipate that any nominee will be unable to be a candidate for election.

     The Board currently has six members, all of whom are nominees for reelection except Hadley C. Ford, W. Wallace McDowell, Jr. and Susan S. Robfogel. All directors hold office for one year until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

SHAREHOLDER APPROVAL

     The affirmative vote of a plurality of the aggregate voting power of the Company's outstanding Common Stock and Preferred Stock represented and voting at the Annual Meeting is required to elect the directors.

RECOMMENDATIONS OF THE BOARD

     The Board recommends that the shareholders vote "FOR" these nominees.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

     JOHN R. GUNN, 55, has been a director of the Company since September 1994. Since 1987, Mr. Gunn has served as the Executive Vice President and Chief Operating Officer of Memorial Sloan-Kettering Cancer Center, where he has served in various executive capacities since 1982. Previously, he was the Vice President of Finance at Michael Reese Medical Center. Mr. Gunn serves as a board member of several companies and associations, including Health Plan Services, Inc., the Greater New York Hospital Association, Empire Blue Cross & Blue Shield, Hospital Association of New York and Memorial Sloan-Kettering Cancer Center.

     JAY C. HUFFARD, 56, has been a director of the Company since 1988, Chairman of the Board of Directors since July 1991, interim President and Chief Executive Officer from October 1996 to July 1997, at which time he was named President and Chief Executive Officer. Since 1988, Mr. Huffard has been Managing Director of Huffard & Co., Inc., a direct investment and development banking firm. From 1987 to 1988, he was Chief of Staff to the Chairman of The Equitable. From 1980 to 1988, Mr. Huffard served in various executive capacities at Donaldson, Lufkin & Jenrette Securities Corporation, including Executive Vice President and Managing Director, and Chairman or Chief Executive of certain direct or indirect subsidiaries thereof. Since 1993, Mr. Huffard has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.

     SHAWKAT RASLAN, 46, has been a director of the Company since December 1991. Since 1983, Mr. Raslan has been President and Chief Executive Officer of International Resources Holdings, Inc., an asset management and investment advisory service for international clients. He serves as a director of several companies, including Apogee Inc., a mental health rehabilitation company, Foster Management, a health care investment fund, and Tiedeman Goodnow International, an equity fund. Since 1993, Mr. Raslan has been a Managing Director and principal of Prima Management Corp., the general partner of an investment partnership.

COMMITTEES OF THE BOARD

     The Board currently has standing Audit, Compensation, Executive and Nominating Committees, the membership and principal responsibilities of which are described below:

  Audit Committee
     Members: John R. Gunn, Chairman
              Hadley C. Ford
              Shawkat Raslan

     The Audit Committee's functions include recommending to the Board the selection of the Company's independent public accountants and reviewing with such accountants the plan and results of their audit and the adequacy of the Company's systems of internal accounting controls and management information systems. In addition, the Audit Committee reviews the independence of the accountants and their fees for services rendered to the Company.

  Compensation Committee
     Members: W. Wallace McDowell, Jr., Chairman
              Hadley C. Ford
              Susan S. Robfogel

     The Compensation Committee advises the President and Chief Executive Officer and the Board on matters of the Company's compensation philosophy and the compensation of executive officers. The Committee's functions also include reviewing and setting the compensation of the Chairman, President and Chief Executive Officer, and the directors. The Committee administers all plans relating to the compensation of officers including the Company's stock option plans.

  Executive Committee
     Members: Jay C. Huffard, Chairman
              W. Wallace McDowell, Jr.
              Shawkat Raslan

     The Executive Committee's functions include acting on behalf of the full Board and acting as liaison between the Board and management between Board meetings.

  Nominating Committee
     Members: Susan S. Robfogel, Chairperson
              John R. Gunn

     The Nominating Committee evaluates prospective nominees for election to the Board and recommends specific nominees to fill any vacancy in the Board that may occur. The Nominating Committee will consider a candidate for nomination as a director of the Company upon receipt of timely written notice of a shareholder's recommendation, addressed to the Secretary of the Company at the Company's address set forth on the first page of this Proxy Statement.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1997, the Board held five regular meetings and one special meeting. The Audit Committee met four times, the Executive Committee met five times and the Compensation Committee met one time. During such fiscal year, each incumbent director attended at least 75% of the aggregate of (i) the meetings of the Board and (ii) the meetings of the Committees of the Board on which they served.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's directors, executive (and certain other) officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in their ownership to the Securities and Exchange Commission and the NASDAQ Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1997. Based solely on its review of such forms received by it from such persons for their 1997 transactions, the Company believes that all filing requirements applicable to such officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

     Cash Compensation. Each director who is not an employee of the Company receives an annual retainer of $10,000 as compensation for services as a director, except for Mr. Huffard who receives an additional annual fee of $40,000 for his services as Chairman of the Board and $60,000 for his services as President. Each director who is not an employee of the Company also receives a fee of $1,000 for attending each regular or special meeting of the Board or its committees. The non-employee directors are also reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. Directors who are employees receive no additional compensation for their services as directors of the Company. During 1997, the Board received its annual retainer and meeting fees through the issuance of shares of Common Stock equal in value to such fees, with the final stock issuance occurring in January 1998.

     1995 Stock Option/Stock Issuance Plan. Pursuant to the Automatic Option Grant Program under the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), which became effective on

December 21, 1994, members of the Board who were not employees of the Company were automatically granted stock options. Under this program, Messrs. Ford, Gunn, Huffard, McDowell and Raslan and Ms. Robfogel each received an option grant for 25,000 shares of Common Stock, at an exercise price of $2.125 per share, on December 21, 1994. Each individual who becomes a non-employee Board member after December 21, 1994 will automatically be granted at that time an option grant for 25,000 shares of Common Stock. Each option has an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a term of ten years. The options are immediately exercisable, but two-thirds of the underlying shares are subject to the Company's right to repurchase the shares should the non-employee Board member cease to serve as a Board member prior to vesting in those shares. The Company's right of repurchase terminates: (i) as to one-third of the shares, on each of the first and second anniversaries of the grant date (with all shares fully vested at that time) and (ii) immediately upon an acquisition of the Company by merger or by stock or asset sale or a hostile change of control.

OTHER INFORMATION

     In accordance with the Company's By-Laws, no person may be nominated as a director by a shareholder at any Annual Meeting of Shareholders unless written notice of such proposed nomination, containing certain information required under the By-Laws, is delivered to the Secretary not less than 50 days nor more than 75 days prior to the anniversary of the preceding year's Annual Meeting, subject to certain exceptions set forth in the By-Laws.

                               EXECUTIVE OFFICERS

     The executive officers of the Company on April 29, 1998 were the following:

          NAME             AGE                 POSITION WITH THE COMPANY
          ----             ---                 -------------------------
Jay C. Huffard...........  56     President, Chief Executive Officer, Chairman of the
                                  Board
Clifford G. Johnson......  43     Vice President, Finance and Administration, Chief
                                  Financial Officer, and Corporate Secretary

INFORMATION REGARDING EXECUTIVE OFFICERS

     JAY C. HUFFARD, See "Information Regarding Nominees for Election as Directors".

     CLIFFORD G. JOHNSON, 43, joined the Company in April 1997 and served as Vice President, Finance and Administration and Chief Financial Officer of the Company since May 1997. Prior to joining the Company, Mr. Johnson was Chief Financial Officer of Medical Alliances, Inc. from April 1996 to April 1997, Controller of Physicians Health Services from September 1994 to December 1995, Controller and Treasurer of ConnectiCare, Inc. from August 1992 to September 1994, and held various management positions at Aetna Life and Casualty from July 1982 to August 1992. Prior to July 1982 Mr. Johnson was with Coopers and Lybrand. Mr. Johnson is a Certified Public Accountant.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company during 1995, 1996, and 1997 to the Chief Executive Officer and the other highest paid executive officers of the Company whose compensation was in excess of $100,000 as of the end of the last fiscal year (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                                   ANNUAL          COMPENSATION AWARDS
                                                               COMPENSATION(1)    ---------------------
                                                      FISCAL   ---------------    SECURITIES UNDERLYING
            NAME AND PRINCIPAL POSITION                YEAR       SALARY($)            OPTIONS(#)
            ---------------------------               ------   ---------------    ---------------------
Jay C. Huffard......................................   1997        122,500(1)            100,000(2)
  President, Chief Executive                           1996        108,000(3)                  0
  Officer, Chairman and Director                       1995         72,000(4)                  0

Clifford G. Johnson.................................   1997         89,682(5)             50,000(2)
  Vice President, Finance and                          1996            N/A                   N/A
  Administration and Chief                             1995            N/A                   N/A
  Financial Officer

---------------
(1) Mr. Huffard's 122,500 consists of $60,000 paid as compensation for services as President, $40,000 for service as Chairman, and $22,500 as fees for attending various Board meetings. The $22,500 was paid with Common Stock.

(2) Granted pursuant to the 1995 Plan.

(3) Mr. Huffard was appointed Interim President and Chief Executive Officer of the Company in October 1996. The figure of $108,000 includes Mr. Huffard's actual earnings for the period from October 1, 1996 to December 31, 1996 of $15,000. For the period January to December 1996, he received $40,000 in compensation for his role as Chairman of the Company and $28,000 in compensation for his role as a director of the Company. Mr. Huffard received an additional $25,000 for additional services rendered to the Company. Of the $108,000 paid to Mr. Huffard in 1996, $55,000 was paid in cash and $53,000 in Common Stock of the Company.

(4) The figure of $72,000 includes $40,000 in cash received in compensation for his role as Chairman of the Company and $32,000 in Common Stock of the Company received in compensation for his role as director of the Company.

(5) Mr. Johnson received $89,682 during 1997, based on a salary of $125,000 per annum.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1997. No stock appreciation rights (SARs") were granted to any Named Executive Officers during 1997.

                                                    INDIVIDUAL GRANTS                         POTENTIAL
                                  -----------------------------------------------------    REALIZABLE VALUE
                                                  PERCENT OF                              AT ASSUMED ANNUAL
                                  NUMBER OF         TOTAL                                   RATES OF STOCK
                                  SECURITIES       OPTIONS        INITIAL                 PRICE APPRECIATION
                                  UNDERLYING      GRANTED TO     EXERCISE                 FOR OPTION TERM(1)
                                   OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   ------------------
              NAME                 GRANTED      FISCAL YEAR(2)   ($/SHARE)      DATE        5%        10%
              ----                ----------    --------------   ---------   ----------   -------   --------
Jay C. Huffard..................   100,000(3)         67%          $1.00      1/07/07     $52,790   $143,293
Clifford G. Johnson.............    50,000(4)         33%          $1.00      5/12/07     $31,445   $ 79,687

---------------
(1) This column reflects the potential realizable value of each grant assuming that the market value of the Company's stock appreciates at five percent and ten percent annually from the date of grant over the term of the option. There is no assurance provided to any executive officer or any other holder of the

    Company's securities that the actual stock price appreciation over the option term will be at the assumed five percent and ten percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made.

(2) Based on options for 150,000 shares granted to employees and directors in 1997 under the Company's 1995 Plan.

(3) Mr. Huffard was granted an option on January 7, 1997 to purchase 100,000 shares of the Company's Common Stock at $1.00 per share, which exceeded the market value at the time of the grant.

(4) Mr. Johnson was granted an option on May 12, 1997 to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.00 per share. On May 12, 1997, the fair value of the Company's stock was $1.00.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding stock options during the year ended December 31, 1997. No stock options or SARs were exercised by such persons in 1997.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                   OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
Jay C. Huffard...................................    85,000         140,000           0              0
Clifford G. Johnson..............................    16,666          33,334           0              0

---------------
(1) Based on a closing price on the OTC market of $.938 per share of Common Stock on December 31, 1997, there were no unexercised in-the-money options.

EMPLOYMENT ARRANGEMENTS

     Jay C. Huffard's annual compensation as President & Chief Executive Officer is $60,000. Mr. Huffard's annual compensation as Chairman of the Board is $40,000.

     Clifford G. Johnson's annual salary as Vice President, Finance and Administration & Chief Financial Officer of the Company was $125,000 with a target bonus opportunity of $30,000. Stock options to purchase an aggregate of 50,000 shares of Common Stock were granted to Mr. Johnson on May 12, 1997. The commencement date of his employment with the Company was April 8, 1997. These options are exercisable at $1.00, the fair market value of the Company's Common Stock on the grant date. Of the 50,000 option shares, one third were vested on issuance, with the remaining vesting on May 12, 1998 and 1999 (subject to acceleration of vesting upon an acquisition of the Company by a merger or by a stock or asset sale). In the event that Mr. Johnson's employment is terminated, he is entitled to his base salary, on a monthly basis, for six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Messrs. Ford and McDowell and Ms. Robfogel served as members of the Compensation Committee. There were no compensation committee interlocks between the Company and any other entity during 1997. Ms. Robfogel is a partner in the law firm of Nixon, Hargrave, Devans & Doyle, which the Company has retained from time to time. See "Certain Relationships and Certain Transactions."

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of the Company is responsible for establishing and administering the Company's executive compensation programs. The Compensation Committee is comprised entirely of non-employee directors. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal 1997.

  General Compensation Policy

     The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their performance. The Compensation Committee reviews the compensation structures of companies in the Company's industry peer group and establishes a compensation structure designed to attract highly qualified individuals while also recognizing the Company's financial condition. This compensation structure involves three principal components:

     - A base salary established at the minimum level necessary to attract new management and to retain qualified individuals.

     - A significant bonus opportunity based both on overall Company performance and individually-established goals.

     - Significant equity incentives in the form of stock options with a portion of such options vesting up front (to replace cash compensation and to align the interests of management with the shareholders).

     With this compensation structure, the Company has been able to attract executives who recognize that their success is tied to the Company's future business performance and to their success in increasing shareholder value. For 1998 and future years, incentive compensation plans will be heavily weighted to reward superior operating performance, growth, and profitability compared to the Company's industry peer group.

  Chief Executive Officer Compensation

     Mr. Huffard's compensation package was negotiated with the Compensation Committee to generally reflect the principles described above while taking into account the special circumstances under which he is serving as Chief Executive Officer. The Compensation Committee believes that Mr. Huffard's compensation, including his salary, annual fee for serving as Chairman of the Board and stock options fall well within the Company's established compensation philosophy. See "Employment Arrangements."

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1998 will exceed that limit. The 1995 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Compensation Committee of the
                                          Board of Directors

                                          W. Wallace McDowell, Jr., Chairman
                                          Hadley C. Ford
                                          Susan S. Robfogel

                            STOCK PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual percentage change in the Company's cumulative total shareholder return on its Common Stock during the five years ended December 31, 1997 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period), with the cumulative total shareholder return so calculated of the Russell 2000, and a group of peer issuers in a line of business similar to the Company during the same period (the "Peer Group"). The Peer Group consists of the following companies: Apria Healthcare Group, Olsten Corporation, Quorum Health Group, Inc., Staff Builders, Inc. and Home Health Corporation of America, Inc.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG U.S. HOMECARE CORPORATION, THE RUSSELL 2000 INDEX AND A PEER GROUP

        MEASUREMENT PERIOD            U.S. HOMECARE
      (FISCAL YEAR COVERED)            CORPORATION         PEER GROUP         RUSSELL 2000
DEC-92                                     100                 100                 100
DEC-93                                      39                 112                 119
DEC-94                                      17                 121                 117
DEC-95                                      19                 146                 150
DEC-96                                       7                 120                 175
DEC-97                                       9                 127                 214

---------------
* $100 invested on 12/31/92 in stock or index, including reinvestment of dividends. Fiscal Year Ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 29, 1998 by (i) each director and nominee for director, (ii) each of the Named Executive Officers,
(iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all executive officers and directors as a group.

                                                             NUMBER OF SHARES OF       PERCENTAGE OF
                                                                COMMON STOCK               SHARES
NAME OF BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED(2)      OUTSTANDING(2)
---------------------------                                 ---------------------      --------------
Jay C. Huffard............................................        1,253,647(3)(4)(5)         9.6%
Clifford G. Johnson.......................................           33,332(6)             *
W. Wallace McDowell, Jr...................................          140,784(4)(7)            1.1%
Shawkat Raslan............................................          924,650(4)(5)            7.1%
  c/o International Resources Holdings, Inc.
  770 Lexington Ave. New York, NY 10021
Susan S. Robfogel.........................................           65,273(4)             *
John R. Gunn..............................................           71,386(4)             *
Hadley C. Ford............................................          101,232(4)(8)          *
All directors and executive officers as a group...........        1,783,042(9)              13.4%
  (7 persons)
John W. Gildea............................................        1,735,819(10)             14.1%
Network Fund III, Ltd.....................................        1,076,819                  8.7%
Connecticut Development Authority.........................        1,551,302(11)             11.2%
  999 West Street
  Rocky Hill, CT 06067
Prima Partners, L.P.......................................          807,262(5)               6.2%
  115 East 69th Street
  New York, New York 10021
Don A. Sanders............................................        1,631,734(12)             12.6%
  c/o Sanders Morris Mundy Inc.
  3100 Texas Commerce Tower
  Houston, TX 77002

---------------
  *  Less than one percent.

 (1) Except as where noted otherwise, the address of all persons listed is c/o U.S. HomeCare Corporation, Two Hartford Square West, Suite 300, Hartford, Connecticut 06106.

 (2) Gives effect to the shares of Common Stock issuable within 60 days after April 29, 1998 upon the conversion of the $35.00 Preferred and the exercise of all options, warrants and other rights beneficially held by the indicated shareholder of that date.

 (3) Includes 185,552 shares of Common Stock held by Huffard & Co. L.P., of which Jay C. Huffard, Chairman of the Board and a director of the Company, is managing director of the general partner thereof and stock options for 118,333 shares of Common Stock. Does not include additional stock options for 106,667 shares, which will not vest within 60 days of April 29, 1998.

 (4) Includes 25,000 shares of Common Stock issuable upon exercise of a stock option granted pursuant to the 1995 Plan's Automatic Grant Program for non-employee directors.

 (5) Includes 629,708 shares of Common Stock of the Company issuable upon conversion of 28,928 shares of $35.00 Preferred of the Company held by Prima Partners, L.P. Also includes 37,499 shares of Common Stock issuable upon exercise of warrants issued to Prima Management Corp., the general partner of Prima Partners, L.P. Messrs. Huffard and Raslan are officers, directors and shareholders of Prima Management Corp. and are special limited partners of Prima Partners, L.P.

 (6) Includes 33,332 shares issuable upon exercise of options granted under the 1995 Plan. Does not include additional stock options for 16,668 shares, which will not vest within 60 days of April 29, 1998.

 (7) Includes 31,107 shares of Common Stock of the Company issuable upon conversion of 1,429 shares of $35.00 Preferred. Also includes 2,501 shares of Common Stock issuable upon exercise of warrants.

 (8) Includes 32,652 shares of Common Stock of the Company issuable upon conversion of 1,500 shares of $35.00 Preferred.

 (9) See Notes (2) through (8).

(10) Includes 1,076,819 shares held by Network Fund III Ltd and 539,000 shares held by Network Fund IV, Ltd. Mr. Gildea is a manager of both funds.

(11) Includes 1,551,302 shares issuable on exercise of warrants issued in connection with previous refinancings of the Company's subordinated debt.

(12) Includes 466,474 shares of Common Stock issuable upon conversion of 21,429 shares of $35.00 Preferred Stock and 2,501 shares of Common Stock issuable upon exercise of warrants. Also includes 40,000 shares of Common Stock as to which Mr. Sanders expressly disclaims beneficial ownership. Does not include 20,901 shares of Common Stock over which Mr. Sanders has dispositive power but does not have beneficial ownership.

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Ms. Robfogel is a partner in the law firm of Nixon, Hargrave, Devans & Doyle, which the Company has retained from time to time.

     For information regarding employment and severance arrangements, see "Employment Arrangements."

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, which has served as the Company's independent public accountants since 1991, has been designated by the Board as the Company's independent public accountants for 1998, subject to the ratification of such appointment by the shareholders at the Annual Meeting. A representative of that firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the aggregate voting power of the Company's outstanding Common Stock and Preferred Stock represented and voting at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company to serve for the year ending December 31, 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                             SHAREHOLDER PROPOSALS

     IN ACCORDANCE WITH REGULATIONS ISSUED BY THE SECURITIES AND EXCHANGE COMMISSION, SHAREHOLDER PROPOSALS INTENDED FOR PRESENTATION AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS MUST BE RECEIVED BY THE SECRETARY OF THE COMPANY NO LATER THAN JANUARY 8, 1999, IF SUCH PROPOSALS ARE TO BE CONSIDERED FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT. In accordance with the Company's By-Laws, shareholder proposals intended for presentation at the Annual Meeting of Shareholders that are not intended to be considered for inclusion in the Company's Proxy Statement must be received by the Secretary of the Company no earlier than March 23, 1999 and no later than April 17, 1999.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to the shareholders (which does not form a part of the proxy solicitation material), including the financial statements and schedules thereto, is being distributed concurrently herewith to the shareholders.

                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board

                                          Jay C. Huffard
                                          President and Chief Executive Officer
Two Hartford Square West
Hartford, Connecticut 06106
May 8, 1998

                               TABLE OF CONTENTS

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                                                               PAGE
                                                               ----
Independent Auditors' Report................................    13
Consolidated Balance Sheets.................................    14
Consolidated Statements of Operations.......................    15
Consolidated Statements of Stockholders' Deficit............    16
Consolidated Statements of Cash Flows.......................    17
Notes to Consolidated Financial Statements..................  18-27
Common Stock Prices and Dividends...........................    28
Description of the Company's Business.......................    28
Five Year Selected Consolidated Financial Data..............    29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  30-35
Directors and Executive Officers of the Company.............    36

     A copy of the Company's Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, will be provided without charge upon written request to Clifford G. Johnson, Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary, at U.S. HomeCare Corporation, Two Hartford Square West, Suite 300, Hartford, CT 06106.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
U.S. HomeCare Corporation
Hartford, Connecticut

     We have audited the accompanying consolidated balance sheets of U.S. HomeCare Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U.S. HomeCare Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Hartford, Connecticut
March 30, 1998

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
Current Assets
  Cash and cash equivalents.................................    $    313        $    647
  Accounts receivable, net of allowance for doubtful
     accounts of $1,892 and $3,843..........................       5,147           7,925
  Other current assets......................................       1,339           1,225
                                                                --------        --------
     Total Current Assets...................................       6,799           9,797
                                                                --------        --------
Property and Equipment, net.................................         841           2,578
                                                                --------        --------
Other Assets
  Excess cost over net assets acquired, net of accumulated
     amortization of $736 and $653..........................       1,497           1,581
  Intangible assets, net of accumulated amortization of
     $5,502 and $5,165......................................         485             822
  Other.....................................................         756             767
                                                                --------        --------
     Total Other Assets.....................................       2,738           3,170
                                                                --------        --------
          Total Assets......................................    $ 10,378        $ 15,545
                                                                ========        ========
Liabilities and Stockholders' Deficit
Current Liabilities
  Current maturities of long-term debt......................    $     --        $    346
  Accounts payable..........................................       2,528           3,175
  Accrued expenses..........................................       2,821           4,509
  Reserve for restructuring and other non-recurring
     charges................................................         140           3,670
  Accrued payroll and related costs.........................       1,655           1,608
                                                                --------        --------
     Total Current Liabilities..............................       7,144          13,308
                                                                --------        --------
Other Liabilities
  Long-term debt............................................       7,577           7,983
  Other long-term liabilities...............................       2,128           1,309
                                                                --------        --------
     Total Other Liabilities................................       9,705           9,292
                                                                --------        --------
          Total Liabilities.................................      16,849          22,600
                                                                --------        --------
Stockholders' Deficit
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, 12,130,353 and 9,419,973 shares
     outstanding............................................         121              94
  Preferred stock, $1 par value, 5,000,000 authorized,
     328,569 shares outstanding.............................         328             328
  Additional paid-in capital................................      47,077          44,923
  Accumulated deficit.......................................     (53,997)        (52,400)
                                                                --------        --------
     Total Stockholders' Deficit............................      (6,471)         (7,055)
                                                                --------        --------
          Total Liabilities & Stockholders' Deficit.........    $ 10,378        $ 15,545
                                                                ========        ========

          See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                               1997        1996       1995
                                                              -------    --------    -------
Net revenues................................................  $52,635    $ 55,085    $56,450
Cost of revenues, primarily payroll and related costs.......   32,630      37,815     37,605
                                                              -------    --------    -------
Gross profit................................................   20,005      17,270     18,845
Operating expenses:
  Selling, general & administrative expenses................   15,931      19,016     18,607
  Amortization and depreciation.............................    1,613       1,943      2,208
  Merger expenses...........................................      907
  Regulatory Settlement.....................................    1,750
  Restructuring and other non-recurring charges.............      399       3,619         --
                                                              -------    --------    -------
     Total operating expenses...............................   20,600      24,578     20,815
                                                              -------    --------    -------
Loss from continuing operations before interest expense and
  income taxes..............................................     (595)     (7,308)    (1,970)
Interest expense............................................      852       1,092        870
                                                              -------    --------    -------
Loss from continuing operations before income taxes.........   (1,447)     (8,400)    (2,840)
State income taxes..........................................      150         150        154
                                                              -------    --------    -------
Loss from continuing operations.............................   (1,597)     (8,550)    (2,994)
Discontinued operations:
  Income (loss) from discontinued operations................       --      (1,464)     1,196
  Loss on sale of IV therapy business.......................       --     (13,779)        --
                                                              -------    --------    -------
Net loss....................................................   (1,597)    (23,793)    (1,798)
Dividends to preferred shareholders.........................     (690)       (690)      (641)
                                                              -------    --------    -------
Net loss applicable to common shareholders..................  $(2,287)   $(24,483)   $(2,439)
                                                              =======    ========    =======
Basic and diluted loss per share:
Loss from continuing operations.............................  $ (0.22)   $  (1.04)   $ (0.45)
Discontinued Operations:
  Income (loss) from discontinued operation.................       --       (0.17)      0.15
  Loss on sale of IV therapy business.......................       --       (1.55)        --
                                                              -------    --------    -------
Basic and diluted loss per share............................  $ (0.22)   $  (2.76)   $ (0.30)
                                                              =======    ========    =======
Weighted average common shares outstanding..................   10,444       8,868      8,180
                                                              =======    ========    =======

          See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                                       SERIES B
                                   COMMON STOCK     PREFERRED STOCK   ADDITIONAL    TREASURY STOCK
                                  ---------------   ---------------    PAID-IN     ----------------   ACCUMULATED
                                  SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     SHARES   AMOUNT      DEFICIT
                                  ------   ------   ------   ------   ----------   ------   -------   -----------
Balance, December 31, 1994......   8,552    $ 85      57      $ 57     $37,817      (303)   $(2,557)   $(26,809)
  Private placement.............                     271       271       8,391
  Purchase of treasury stock
     from a related party.......                                                    (200)      (329)
  Preferred dividends...........                                        (1,263)      225      1,304
  Stock issued in lieu of cash
     for accounts payable
     settlement.................     231       3                           545
  Stock issued under
  Employee Stock Savings Plan...                                           198
  Net loss......................                                                                         (1,798)
                                  ------    ----     ---      ----     -------     -----    -------    --------
Balance, December 31, 1995......   8,783      88     328       328      45,688      (278)    (1,582)    (28,607)
  Preferred dividends...........      95       1                        (1,583)      278      1,582
  Stock issued in lieu of cash
     for accounts payable
     settlement.................     534       5                           807
  Stock issued under
  Employee Stock Savings Plan...       8                                    11
  Net loss......................                                                                        (23,793)
                                  ------    ----     ---      ----     -------     -----    -------    --------
Balance, December 31, 1996......   9,420      94     328       328      44,923                          (52,400)
  Stock issued in lieu of cash
     for accounts payable
     settlement.................     494       5                           525
  Exercise of options...........   1,553      15                         1,455
  Preferred dividends...........     663       7                            (7)
  Issuance of Warrants..........                                           181
  Net loss......................                                                                         (1,597)
                                  ------    ----     ---      ----     -------     -----    -------    --------
Balance, December 31, 1997......  12,130    $121     328      $328     $47,077        --    $    --    $(53,997)
                                  ======    ====     ===      ====     =======     =====    =======    ========

          See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997        1996       1995
                                                              -------    --------    -------
Cash Flows From Operating Activities:
  Net loss..................................................  $(1,597)   $(23,793)   $(1,798)
  Adjustments to reconcile net loss to net cash provided
  by/(used in) operating activities:
     Write-off of goodwill and intangible assets............       --      11,577         --
     Depreciation and amortization..........................    1,009       2,510      3,456
     Provision for bad debts................................      351       3,759      1,757
     Non-cash charges.......................................      444       1,470         59
     Deferred income taxes..................................       --          --       (280)
     Gain on return of leased assets........................       --          --        (24)
  Changes in operating assets and liabilities:
     Decrease/(increase) in accounts receivable.............    2,427       3,796     (3,855)
     (Increase)/decrease in other current assets............     (114)      1,104      2,301
     (Increase)/decrease in other assets....................      (11)        361       (425)
     (Decrease)/increase in accounts payable and accrued
      expenses..............................................   (1,805)      2,062     (3,389)
     (Decrease)/increase in restructuring reserve...........     (976)      1,494     (3,047)
     Increase in accrued payroll and related costs..........       47         485         38
     Increase in other liabilities..........................      819       1,155         --
                                                              -------    --------    -------
Net cash provided by/(used in) operating activities.........      594       5,980     (5,207)
                                                              -------    --------    -------
Cash Flows From Investing Activities
  Purchases of property and equipment.......................     (176)       (255)      (114)
                                                              -------    --------    -------
  Net cash used in investing activities.....................     (176)       (255)      (114)
                                                              -------    --------    -------
Cash Flows From Financing Activities:
  Payments on promissory note...............................       --          --     (2,000)
  Proceeds from borrowings on long-term debt................       --          --      3,000
  Payments on capital leases and long-term debt.............     (752)     (5,314)    (3,201)
  Purchase of treasury stock................................       --          --       (329)
  Decrease in cash overdraft................................       --          --     (1,247)
  Issuance of common stock..................................                   11
  Issuance of preferred stock...............................       --          --      8,664
                                                              -------    --------    -------
  Net cash (used in)/provided by financing activities.......     (752)     (5,303)     4,887
                                                              -------    --------    -------
  Net (decrease) increase in cash...........................     (334)        422       (434)
  Cash and cash equivalents, beginning of year..............      647         225        659
                                                              -------    --------    -------
  Cash and cash equivalents, end of year....................  $   313    $    647    $   225
                                                              =======    ========    =======
Cash paid during the year for:
  State income taxes........................................  $   140    $    169    $    25
                                                              =======    ========    =======
  Interest..................................................  $   746    $  1,043    $   870
                                                              =======    ========    =======

          See accompanying notes to consolidated financial statements.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

1.  SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation and Nature of Business -- The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material intercompany accounts and transactions have been eliminated. The Company is a provider of home health care services, including nursing care and personal care, in Connecticut, New York, and Pennsylvania. The infusion therapy business was discontinued September 30, 1996.

     b. Management Actions and Operating Results -- The accompanying financial statements reflect operating and net losses for 1997, 1996 and 1995 and a stockholders' deficit and working capital deficit at December 31, 1997. As discussed in c. below, the Company sold its IV therapy business effective October 1, 1996. As discussed in Note 6, in 1996 the Company restructured its operations to reduce both corporate overhead and branch operating costs. On February 11, 1998, the previously announced merger with Home Health Corporation of America was terminated. As discussed in Note 8, the Company's long-term debt maturities were extended to January 1999. As a result of the above actions, the Company believes that its existing credit facilities, together with cash generated from operations, will be sufficient to fund the Company's operations through 1998. During 1998, the Company plans to replace its existing credit facilities.

     c. Discontinued Operations -- On October 31, 1996, the Company completed the sale of certain assets (not including accounts receivable) of its IV therapy business for approximately $2,000,000 in cash. The sale had an effective date of October 1, 1996. The accompanying consolidated financial statements present the results of operations of the IV therapy business as a discontinued operation. As a result of the sale, the Company recorded a loss on disposal of the IV therapy business of $13,779,000. Such loss on sale included (1) a write-off of $11,577,000 of goodwill and other tangible assets, (2) additional provisions for losses on accounts receivable of $2,578,000, and (3) $1,624,000 related to a charge for severance and other anticipated costs during the phase out period net of the net cash proceeds of the sale of approximately $2,000,000.

     Net revenues from the discontinued IV therapy operations were approximately $0, $6,541,000, and $14,733,000 for the years ended December 31, 1997, 1996 and
1995, respectively. The income (loss) from operations of the IV therapy business was $0, ($1,464,000), and $1,196,000 for the years ended December 31, 1997, 1996 and 1995, respectively. As a result of net operating loss tax credit carryforwards, no income tax benefits have been recognized for the discontinued operations. Included in accounts receivable at December 31, 1997 and 1996 is $11,000 and $2,000,000, respectively, related to the IV therapy business. The accounts receivable were retained by the Company.

     d. Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the Company's financial statements include: bad debt reserves, Medicare reserves, and reserves for self-insured risks. Actual results could differ from those estimates.

     e. Property and Equipment -- Property and equipment are recorded at cost, less accumulated depreciation computed on a straight-line basis over the useful lives of the related assets. The useful lives vary from three to seven years. Leasehold improvements and leased equipment are amortized over the lives of the respective leases or the service lives of the asset, whichever is shorter.

     f. Intangible Assets -- Excess cost over net assets acquired is being amortized over a period of 25 years. The Company reviews the recoverability of the excess cost of net assets acquired based upon anticipated future cash flows of the acquired company. Other intangible assets consist principally of patient and referral lists, training programs, and aides and nurses lists and are being amortized over a period of five to ten years.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

The net carrying value of aides and nurses lists was approximately $485,000 and $822,000 as of December 31, 1997 and 1996 respectively.

     g. Revenue Recognition -- The Company recognizes revenues as the services are performed. The Company receives retroactive changes to certain rates and records such changes as revenues when they are notified by the payor and the amount is estimable. Certain of the Company's revenues and related disbursements are subject to audit by third party payors; these revenues are accrued on an estimated basis in the period the related services are rendered. Net revenues are adjusted, as required in subsequent periods, based on final settlement.

     h. Reclassification -- The presentation of certain prior year information has been reclassified to conform with the current year presentation.

     i. Cash and Cash Equivalents -- The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

     j. Income Taxes -- The Company provides for income taxes based upon the asset and liability method. Deferred income taxes have been provided for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     k. Non-cash transactions -- Schedule of non-cash transactions for the years ended:

December 31, 1997
  Exercise of stock options.................................  $1,470,000
  Stock issued in lieu of cash for accounts payable
     settlement.............................................     530,000
  Preferred stock dividends paid with common stock..........     689,995
  Warrant issuance..........................................     181,000
  Write-off of assets against restructuring reserve.........   1,084,000
December 31, 1996
  Stock issued in lieu of cash for accounts payable
     settlement.............................................     812,000
  Preferred stock dividends paid with common stock..........     689,995
December 31, 1995
  Write-off of assets against restructuring reserve.........  $1,484,000
  Disposal of assets under capital leases...................     854,000
  Stock issued in lieu of cash for accounts payable
     settlement.............................................     548,000
  Preferred stock dividends paid with common stock..........     640,867

     l. Stock Based Compensation -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and non-employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded to employees. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees.

     m. Fair Value of Financial Instruments -- SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information for certain assets and liabilities, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. The Company's balance sheets include the following financial instruments: cash and cash equivalents; accounts receivable; accounts payable and accrued expenses; bank revolving line of credit; and capital lease obligations and other long-term debt. The Company considers the carrying amount in the financial statements to approximate fair value of

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES these financial instruments because of the relatively short period of time between the origination of such instruments and their expected realization and/or the fact that the instruments re-price frequently at market rates.

     n. Recently Enacted Pronouncements -- Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures About Segments of Enterprise and Related Information" ("SFAS 131"), were issued in June 1997.

     SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective 1998.

     SFAS 131 establishes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for 1998.

     As the Company does not have changes in equity other than from investments by owners and distributions to owners and operates in a single segment, implementation of these standards is not expected to have a material effect on the Company.

2.  LOSS PER SHARE

     Loss Per Share -- As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") for all periods presented. As a result, loss per share for all periods presented has been restated to conform with the provisions of SFAS 128. Basic loss per share is based on weighted average number of common shares outstanding. Convertible preferred stock, warrants, and stock options outstanding have not been used in the calculation of diluted earnings per share because to do so would result in anti-dilution. As such, the denominator (weighted average shares) used in calculating both the amount of basic and diluted loss per share are equal for all years.

     The following table shows securities outstanding as of December 31 that could potentially dilute EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive:

                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Employee stock option..........................   1,130,500     1,190,500     1,966,500
  Nonemployee stock options....................          --     1,730,000            --
  Warrants to acquire common stock.............   3,031,600     3,120,600     2,987,996
  Common stock to be used for convertible
     preferred stock...........................   7,152,308     7,152,308     6,571,380
                                                 ----------    ----------    ----------
          Total................................  11,314,408    13,193,408    11,525,876
                                                 ==========    ==========    ==========

3.  ACCOUNTS RECEIVABLE

     In November 1993, the Company entered into a financing agreement with a bank whereby it can sell an undivided percentage ownership interest in a designated pool of accounts receivable. This agreement was amended and extended on March 27, 1997, December 24, 1997, and March 26, 1998. The bank has committed up to $9.0 million based upon securitizing the Company's eligible accounts receivable. The agreement now expires on January 4, 1999. In accordance with SFAS 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," accounts receivable in the consolidated balance sheet do not include the receivables sold to the bank in the amount of approximately $6.9 million and

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

$7.5 at December 31, 1997 and 1996, respectively. The Company maintains a reserve for accounts receivable including receivables sold, based upon the expected collectibility of all accounts receivable. Included in other current assets at December 31, 1997 and 1996 are $945,364 and $810,301, respectively, related to securitization program deposits and amounts due from the bank.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997      1996
                                                            ------    -------
                                                             (IN THOUSANDS)
Leasehold improvements and buildings......................  $1,115    $ 2,743
Furniture and fixtures....................................   1,328      1,970
Computer and other equipment..............................   5,182      6,889
                                                            ------    -------
                                                             7,625     11,602
Less accumulated depreciation and amortization............   6,784      9,024
                                                            ------    -------
                                                            $  841    $ 2,578
                                                            ======    =======

     Depreciation expense was $587,000, $1,086,000, and $1,235,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

5.  INCOME TAXES

     There was no federal benefit recorded in 1997, 1996, or 1995 due to the incurred net operating losses. The 1997, 1996, and 1995 provision consists entirely of state taxes.

     The tax effect of temporary differences giving rise to the Company's deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                           1997        1996
                                                         --------    --------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.....................  $ 15,171    $ 12,920
  Bad debt reserves....................................       758       1,537
  Restructuring reserves...............................        56       1,468
  Legal and regulatory settlements.....................     1,151         584
  Accrued expenses.....................................       622         964
  Other................................................       160         200
                                                         --------    --------
          Total deferred tax assets....................    17,918      17,673
Deferred tax liabilities:
  Depreciation and amortization........................       (59)       (127)
                                                         --------    --------
  Net deferred tax asset...............................   (17,859)     17,546
  Valuation allowance..................................   (17,859)    (17,546)
                                                         --------    --------
  Net deferred tax liability...........................  $     --    $     --
                                                         ========    ========

     For financial reporting purposes, deferred tax assets are reduced by a valuation allowance to an amount that is "more likely than not" to be realized. Due to the Company's cumulative losses, management does not consider that enough support to overcome the "more likely than not" criteria existed at December 31, 1997 and 1996.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

     At December 31, 1997 the Company has a tax net operating loss carryforwards ("NOL") of approximately $44.4 million expiring from 2009 to 2012 to offset against future taxable income, if any. The Internal Revenue Code limits the amount of a company's NOL carryforwards that may be used in any one year to offset future income after an "ownership change" (as defined). The Company does not believe any such "ownership change" has occurred which would limit the available annual amount.

6.  RESTRUCTURING AND OTHER NON-RECURRING CHARGES

     During the third quarter of 1996, the Company's Board of Directors decided to restructure the operations of the Company and restore its focus on its core home nursing operations (the "1996 Restructuring Plan"). The 1996 Restructuring Plan included the discontinuance of the Company's IV therapy discussed in Note
1. Additional actions included the retention of turnaround consultants, implementation of plans to reorganize its home nursing operations in a more cost-effective manner, a reduction in both corporate management and non-management expenses and the consolidation of certain offices. As a result of these decisions, the Company recorded a provision for restructuring and other non-recurring charges of $3,619,000 during 1996 which was comprised of: severance of $640,000, turnaround consultants $1,898,000, an increase in the reserve for the 1994 Restructuring Plan of $535,000, and other reorganization costs of $546,000 (including asset write-offs and lease costs).

     The reserve established for compensation for the turnaround consultants included cash payments totaling $428,000 and significant performance based equity incentives valued at approximately $1,470,000. The equity incentives granted to the turnaround consultants consisted of options to purchase 1,730,000 shares of the Company's common stock for $0.15 per share of which 576,667 were vested immediately. The remaining 1,153,000 options vested in January 1997 based on predefined operating results being achieved in the fourth quarter of 1996. The Company had recorded a liability at December 31, 1996 of $1,470,000 to account for the issuance of these options to nonemployees. Such amount approximated the fair value of the services provided. In October 1997, these options were exercised.

     During 1997 and 1996, the Company paid in cash $976,000 and $406,000, respectively, in restructuring and other non-recurring costs for severance, turnaround consultant fees, legal costs and leasing costs. Non-cash items charged against the reserve in 1997 totaled $2,554,000 and include the write-off of assets for closed facilities and the exercise of options by the turnaround consultants. In 1996, non-cash items which reduced the reserve were $715,000 and related to the asset write-offs and obligations settled in common stock. As of December 1997, the balance in the reserve for restructuring is $140,000 relating to remaining severance payments and lease payments to be paid in 1998.

     In addition, during 1997, the Company recorded and paid fees totaling approximately $399,000 for cash payments and the issuance of 222,500 shares of common stock. These charges related to a separate agreement entered into with the turnaround consultants for services provided in the third and fourth quarters of 1997 principally related to the proposed sale of the Company.

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

7.  ACCRUED EXPENSE

     Accrued expenses consisted of the following:

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
                                                              (IN THOUSANDS)
Legal settlements..........................................  $  340    $1,459
Medicare...................................................     556     1,012
Workers compensation.......................................   1,185     1,398
Regulatory settlement -- current portion...................     501        --
Other......................................................     239       640
                                                             ------    ------
                                                             $2,821    $4,509
                                                             ======    ======

8.  LONG TERM DEBT

     Long-term debt consisted of the following:

                                                              DECEMBER 31,
                                                            ----------------
                                                             1997      1996
                                                            ------    ------
                                                             (IN THOUSANDS)
Capitalized lease obligations.............................  $   --    $   69
Revolving credit facility(a)..............................   4,577     4,980
Subordinated revolving credit facility(b).................   3,000     3,000
Other.....................................................      --       280
                                                            ------    ------
                                                             7,577     8,329
Less current portion......................................      --       346
                                                            ------    ------
                                                            $7,577    $7,983
                                                            ======    ======

---------------
a. The Company has a revolving line of credit ("RLOC"), with availability based upon a stated formula applied to accounts receivable balances. Borrowings bear interest at the higher of the bank's prime rate plus 2.0% or the federal funds rate plus 1.0%. The interest rate at December 31, 1997 was 8.5%. Remaining availability under the RLOC at December 31, 1997 was $967,000. Borrowings under the RLOC are collateralized by substantially all of the Company's assets. The terms of the RLOC provide, among other things, for prepayments in the event that the Company's formula based borrowing capacity is reduced, for maintenance of certain financial ratios, limitations on capital expenditures, acquisitions, and cash dividends.

  On March 25, 1997 the RLOC agreement was amended and restated to include a revised maturity date of January 2, 1998. In connection with the revised agreement the banks were issued warrants to purchase 178,000 shares of the Company's Common Stock at $1.5969 per share. On March 26, 1998, the RLOC agreement was amended to include a revised maturity date of January 4, 1999.

b. In October 1995, the Company entered into a $3.0 million subordinated credit facility with a commercial bank. The subordinated credit facility is 100% guaranteed by the Connecticut Development Authority ("CDA"). The credit facility originally had an expiration date of April 15, 1997. On March 25, 1997 the subordinated credit facility was extended to January 15, 1998 and the CDA guarantee was extended to January 30, 1998. The interest rate at December 31, 1997 was 8.5%. In connection with the October 1995 issuance of the CDA guarantee, the Company agreed to issue additional warrants (the "Additional Warrants") to the CDA to purchase 735,000 shares of the Company's common stock for $1.5969 per share if the guarantee was not released by April 30, 1997. As a result of the extension of the CDA guarantee to January 30, 1998 the Company issued the Additional Warrants to the CDA on March 25, 1997. On

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

   March 26, 1998, the subordinated credit facility was extended to January 15, 1999 and the CDA guarantee was extended to January 30, 1999.

     All long-term debt as of December 31, 1997 becomes due in January 1999.

9.  COMMITMENTS AND CONTINGENCIES

     a. Operating Leases -- The Company leases office space under various leases with terms ranging from one to fifteen years. Rent expense was $1,005,000, $1,284,000, and $1,330,000 for the years ended December 31, 1997, 1996, and 1995 respectively. Future minimum rental commitments under non-cancelable operating leases as of December 31, 1997 are as follows:

                                                                (IN THOUSANDS)
1998........................................................        $1,117
1999........................................................           926
2000........................................................           819
2001........................................................           674
2002........................................................           568
Thereafter..................................................         1,424
                                                                    ------
                                                                    $5,528
                                                                    ======

     Medicare -- Approximately 15% in 1997, 14% in 1996, and 18% in 1995 of net revenues were derived under the Medicare program. These revenues are based, in part, on cost reimbursement principles and are subject to audit and retroactive adjustment by the respective third-party fiscal intermediaries. Included in accrued expenses at December 31, 1997 was approximately $556,000, which is an estimate of what is to be paid upon finalization of certain cost reports. In the opinion of management, additional other retroactive adjustments, if any, are not expected to be material to the consolidated financial statements of the Company.

     b. Litigation --

          i. HIPS/Abel. The Company reached settlement in November 1996 in HIPS
     v. USHC Infusion, et al (Supreme Court, State of New York County), a suit brought in July 1993 by Home Infusion Pharmaceutical Services, Inc. ("HIPS") in connection with acquisition (the "Acquisition") of assets from HIPS and its affiliate Abel Health Management Services, Inc. and their principal, Edward J. Abel. The settlement is comprised of both cash and Company Common Stock, and is payable in installments through April 2001.

          ii. Kingsland Litigation. The Company reached settlement in November 1996 in Kingsland Associates v. Abel Health Management Services, Inc. and U.S. HomeCare Infusion Therapy Products Corporation (Supreme Court of the State of New York, Nassau County), a suit which also arose from the Acquisition. This was settled principally in cash payable through April 1998.

          iii. Debenture Litigation. The Company reached settlement in February 1997, in Smith, Katz and Cole v. U.S. HomeCare Corporation, et al. (Supreme Court of the State of New York, Nassau County), a suit which arose from the 1986 acquisition of Reliable Nurses Aides of Westchester, Inc. This was settled by cash payments through August 1998.

     The Company is involved in litigation in the ordinary course of business. The Company carries general liability insurance in the amounts of $2.0 million per occurrence and $6.0 million in the aggregate, such aggregate coverage having been increased over time. The Company does not believe, after giving consideration to the insurance in place and the claims outstanding, that the resolution of these matters will have a material adverse effect on the financial position, results of operations, or cash flows of the Company. (See also Note
13)

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES

10.  STOCKHOLDERS' EQUITY

     a. Exchange Preferred Stock -- Preferred Stock Placement -- On February 1 and February 8, 1995, the Company issued and sold in a private placement a total of 271,428 shares of $35.00 6% Convertible Preferred Stock, $1.00 par value (the "$35.00 Preferred") for $35.00 per share (the "Private Placement"). The $35.00 Preferred is convertible into approximately 7,200,000 shares of Common Stock at a current conversion price of $1.608 per share (as adjusted from the original conversions price of $1.75 per share), subject to certain adjustments, and will be automatically converted into Common Stock if the 20 day moving average of the closing prices of the Company's Common Stock is greater than $4.375 per share. The $35.00 Preferred pays a 6% annual dividend of $2.10, which is payable quarterly in cash or, at the Company's option, Common Stock. Simultaneously, with the initial closing of the Private Placement, all of the holders of Preferred Stock issued in September and October 1994 (the "Exchange Preferred") exchanged their 57,141 shares of Exchange Preferred for an equal number of shares of the $35.00 Preferred and exchanged their Exchange Warrants for Warrants to purchase an aggregate of 99,997 shares of Common Stock at $1.75 per share. To date, the dividends have been paid in Common Stock, with a total of approximately 1,439,944 shares issued. The total liquidation preference was $11.5 million at December 31, 1997 and 1996.

     b. In connection with the restructured financing in 1995, the Company issued warrants, which are currently exercisable to purchase an aggregate of 816,302 shares of Common Stock at $1.608 per share to its RLOC banks. In connection with the CDA's guarantee, the Company issued to the CDA warrants to purchase 816,302 shares of Common Stock at $1.608 per share and has issued, as a result of the March 25, 1997 extension of the guarantee, to the CDA a warrant to purchase an additional 735,000 shares of Common Stock at $1.5969, and an additional 89,000 shares at 1.5969 to the RLOC banks. These warrants are exercisable at any time through March 25, 2002.

     c. Stock Options -- At the Company's Annual Meeting held on May 18, 1995, the Company obtained shareholder approval of its 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), pursuant to which 2,550,000 shares of common Stock were reserved for issuance. The 1995 Plan is the successor to the Company's 1990 Stock Option Plan (the "1990 Plan"). Options available for grant at December 31, 1997 were 1,419,500.

     The 1995 Plan contains three separate equity incentive programs; (i) a Discretionary Option Grant Program, (ii) an Automatic Option Grant Program and
(iii) a Stock Issuance Program.

     The 1995 Plan (other than the automatic Option Grant Program) is administered by the Compensation Committee of the Board. However, all grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program, and no administrative discretion is exercised by the Compensation Committee with respect to the grants made thereunder.

     Employees of the Company, non-employee members of the Board (other than those serving as members of the Compensation Committee) and consultants and independent advisors of the Company are eligible to participate in the Discretionary Option Grant and Stock Issuance Program. Non-employee members of the Board (including members of the Compensation Committee) are also eligible to participate in the Automatic Option Grant Program.

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years. The fair market value per share of Common Stock on any relevant date under the 1995 Plan will be the last reported sales price per share on that date.

     Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on December 21, 1994 was automatically granted at that time an option grant for 25,000 shares of Common Stock. Each individual who first becomes a non-employee Board member after such date will

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES automatically be granted at that time an option grant for 25,000 shares of Common Stock. Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     A summary of the status of employee and directors options under the Company's Stock Option Plan at December 31, 1997, 1996 and 1995, and changes during the years ending on those dates, is presented below.

                                                   1997                    1996                   1995
                                                 WEIGHTED                WEIGHTED               WEIGHTED
                                                 AVERAGE                 AVERAGE                AVERAGE
                                       1997      EXERCISE      1996      EXERCISE     1995      EXERCISE
                                      SHARES      PRICE       SHARES      PRICE      SHARES      PRICE
                                     ---------   --------   ----------   --------   ---------   --------
Outstanding at beginning of year...  1,190,500    $1.61      1,966,500    $3.10     1,206,223    $4.25
Granted............................    150,000    $1.00        945,000    $1.26     1,097,232    $2.52
Exercised..........................         --       --             --       --            --       --
Cancelled/expired..................   (210,000)   $2.98     (1,721,000)   $2.86      (336,955)   $5.97
                                     ---------              ----------              ---------
Outstanding at end of year.........  1,130,500    $1.44      1,190,500    $1.61     1,966,500    $3.10
                                     =========              ==========              =========
Option exercisable at year end.....    805,499    $1.47        767,067    $1.95     1,151,450    $3.37
                                     =========              ==========              =========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                          WEIGHTED
                           AVERAGE     WEIGHTED                 WEIGHTED
                          REMAINING    AVERAGE                  AVERAGE
EXERCISE     NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
 PRICE     OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------   -----------   -----------   --------   -----------   --------
 $1.00        855,000     8.9 years     $1.00       569,999      $1.00
 $2.13        175,000     7.0 years     $2.13       175,000      $2.13
 $4.00        100,000     6.7 years     $4.00        60,000      $4.00
 $9.25            500     5.5 years     $9.25           500      $9.25
            ---------                               -------
            1,130,500                   $1.44       805,499      $1.47
            =========                               =======

     On December 12, 1996, the Company canceled and reissued options previously granted to certain employees under the Discretionary Option Grant Program at a significantly lower exercise prices but equal to or greater than the market price on such date. A total of 409,500 shares with exercise prices ranging from $1.22 to $25.87 were canceled and reissued with an exercise price of $1.00. The quoted market price at the date of reissuance was $0.625.

     The weighted average fair values of options granted during 1997, 1996 and 1995 was $.78, $1.19 and $1.29, respectively per share for those options granted with an exercise price that equaled the market price of the stock on the grant date and was $.66 and $0.31 per share for options granted during 1997 and 1996, respectively, whose exercise price was greater than the market price of the stock on the grant date. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net

                   U.S. HOMECARE CORPORATION AND SUBSIDIARIES loss applicable to common shareholders and net loss per share for the years ended December 31, 1997, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:

                                                        1997            1996           1995
                                                     -----------    ------------    -----------
Net loss applicable to common shareholders:
  As reported......................................  $(2,287,000)   $(24,483,000)   $(2,439,000)
  Pro forma........................................  $(2,570,000)   $(24,808,000)   $(3,139,000)
Basic and diluted loss per common share
  As reported......................................  $      (.22)   $      (2.76)   $     (0.30)
  Pro forma........................................  $      (.25)   $      (2.80)   $     (0.38)

     The fair value of options granted under the Company's stock option plans during 1997, 1996 and 1995 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility of 56%, risk free interest rate of 6.0%, and expected lives of 5 years.

11.  MAJOR CUSTOMER

     VNS HomeCare ("VNS"), a non-profit home health institution in New York City, accounted for approximately $4.5 million (8.4%), $5.4 million (10%), and $6.2 million (11%), respectively, of net revenue for the years ended December 31, 1997, 1996, and 1995.

12.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Unaudited quarterly results of operations are shown on page 34 of the 1997 Annual Report.

13.  REGULATORY SETTLEMENT

     In November, 1997, the New York State Attorney General's office began a broad-based investigation into billing and other practices of companies providing home health care services in New York under Medicaid-funded state programs. U.S. HomeCare was included in the investigation. The Company cooperated fully with the State's investigation. In addition, the Company hired outside counsel and initiated its own internal investigation of its billing practices and Medicaid rates. Because of the Company's pending merger, U.S. HomeCare asked the Attorney General for expedited review of its investigation of the Company. Based on its internal review, the Company concluded that it had meritorious legal defenses for substantially all potential claims by the state for monetary or other penalties based on cost reporting and billing practices related to Medicaid-funded home health care programs. However, the Company also believes that it could take substantial time and expense to litigate any of these issues to their conclusion.

     The Company in January 1998 entered into negotiations with the office of the Attorney General in an effort to reach a rapid resolution of the investigation. Under the terms of a final agreement signed on February 27, 1998, the Company has agreed to settle the state's investigation of Medicaid billing for the period 1992 through 1997 for a monetary payment of $1,750,000, payable with interest over a period of 36 months. This settlement was accrued as of December 31, 1997. The full amount of the settlement may be prepaid at any time, and the Company has agreed with the state that it will use reasonable efforts to refinance the amount of the settlement as soon as possible. Interest is payable at 9% in 1998, 10% in 1999 and 11% in 2000. $1,249,000 of the settlement is payable beyond 1998 and is included in other long-term liabilities at December 31, 1997.

                       COMMON STOCK PRICES AND DIVIDENDS

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "USHO." The following table presents the quarterly high and low bid quotations, as reported by the NASDAQ National Market through the second quarter of 1996; quotations for third and fourth quarter 1996 and all of 1997 were as reported by on-line services monitoring the OTC Bulletin Board. These quotations reflect the inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

                                                         1997               1996
                                                    ---------------    ---------------
                                                     HIGH     LOW       HIGH     LOW
                                                    ------   ------    ------   ------
First Quarter.....................................  $1.375   $0.688    $2.500   $1.625
Second Quarter....................................  $1.375    0.969    $2.625   $1.625
Third Quarter.....................................  $1.531   $0.938    $2.250   $1.250
Fourth Quarter....................................  $1.531   $0.906    $1.250   $0.500

     On March 27, 1998 the last reported sales price for the Company's Common Stock on the OTC Market was $0.40625 per share.

     At December 31, 1997, there were approximately 400 record holders of Common Stock.

     The Company has never declared or paid any cash dividends on its capital stock. In addition, the Company's RLOC (as defined below) prohibits the payment of cash dividends on the Company's capital stock without prior consent. The Company currently intends to retain all earnings for the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company pays dividends on its outstanding $35.00 6% Convertible Preferred Stock, $1.00 par value (the "$35.00 Preferred") through the issuance of shares of Common Stock.

                     DESCRIPTION OF THE COMPANY'S BUSINESS

     U.S. HomeCare Corporation (collectively with its subsidiaries, "USHC" or the "Company") is a regional provider of paraprofessional and professional home health care services, including nursing care, personal care, and other specialized therapies. The Company is headquartered in Hartford, Connecticut and has operations in New York (Westchester County, metropolitan New York City, Long Island and upstate New York) as well as Connecticut and Pennsylvania. The Company works with physicians, social service agencies, health care institutions, and patients to identify home care services that are appropriate for the patient's diagnosis and required to implement the physician's plan of treatment. The Company addresses the needs of its patients by coordinating therapies, products, equipment and support services with the appropriate nursing care. To further its emphasis on a diagnosis-centered approach, the Company has designed specialized programs for patients with particular diseases such as cancer, AIDS and Alzheimer's disease, and for particular classes of patients such as the developmentally disabled and hospice patients.

                 FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA

     The financial data set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements, related notes and other financial information included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations and balance sheet data for the years ended December 31, 1995, 1996 and 1997 and at December 31, 1996 and 1997 respectively, have been derived from the Company's audited consolidated financial statements, and are included elsewhere herein.

                                                              YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                  1993       1994      1995       1996      1997
                                                 -------   --------   -------   --------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues...................................  $62,637   $ 56,351   $56,450   $ 55,085    52,635
Cost of revenues...............................   42,016     38,295    37,605     37,815    32,630
                                                 -------   --------   -------   --------   -------
Gross profit...................................   20,621     18,056    18,845     17,270    20,005
Selling, general and administrative expenses...   25,436     27,382    18,607     19,016    15,931
Provision for litigation settlement............       --      2,000        --         --     1,750
Amortization and depreciation..................    5,166      4,875     2,208      1,943     1,613
Restructuring and other non-recurring
  charges......................................       --      7,650        --      3,619     1,306
                                                 -------   --------   -------   --------   -------
Loss from continuing operations................   (9,981)   (23,851)   (1,970)    (7,308)     (595)
Interest expense...............................    1,398      1,423       870      1,092       852
                                                 -------   --------   -------   --------   -------
Loss from continuing operations before
  provisions (benefit) for income taxes........  (11,379)   (25,274)   (2,840)    (8,400)   (1,447)
Provision (benefit) for income taxes...........   (3,606)      (219)      154        150       150
Discontinued operations:
  Income (loss) from discontinued operations...      637     (1,710)    1,196     (1,464)   (1,597)
  Loss on sale of IV therapy business..........       --         --        --    (13,779)       --
                                                 -------   --------   -------   --------   -------
Net loss.......................................  $(7,136)  $(26,765)  $(1,798)  $(23,793)  $(1,597)
Dividends to preferred shareholders............       --        (34)     (641)      (690)     (690)
                                                 -------   --------   -------   --------   -------
Net Loss applicable to common shareholders.....  $(7,136)  $(26,799)  $(2,439)  $(24,483)  $(2,287)
                                                 =======   ========   =======   ========   =======
Basic and diluted loss per share:
Income (loss) from continuing operations.......  $  (.94)  $  (3.04)  $  (.45)  $  (1.04)  $  (.22)
Discontinued operations:
  Income (loss) from discontinued operations...      .07       (.21)      .15       (.17)       --
Loss on disposal of IV therapy business........       --         --        --   $  (1.55)       --
                                                 -------   --------   -------   --------   -------
Basic and diluted loss per share...............  $  (.87)  $  (3.25)  $  (.30)  $  (2.76)  $  (.22)
                                                 =======   ========   =======   ========   =======
Weighted average common shares outstanding.....    8,244      8,247     8,180      8,868    10,444
                                                 =======   ========   =======   ========   =======
BALANCE SHEET DATA:
Net accounts receivable........................  $24,024   $ 13,382   $15,480   $  7,925   $ 5,147
Working capital (deficit)......................   19,338     (6,547)    8,186     (3,511)     (345)
Total assets...................................   64,662     43,681    38,441     15,545    10,378
Short-term debt................................    2,747      6,729     1,119        346        --
Long-term debt (less current portion)..........   17,561      9,282    12,524      7,983     7,577
Stockholders' equity (deficit).................   33,408      8,593    15,915     (7,055)   (6,471)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Annual Report contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and under "Risk Factors."

GENERAL

     The Company was formed in April 1986 to acquire a home health care company operating primarily through five nursing service offices in New York City and Westchester County with net revenues of approximately $8.8 million for the year ended May 31, 1986. Following its formation in 1986, the Company expanded through a strategy of internal growth, the opening of new branch offices, selected acquisitions within its region and the introduction of new services and programs, including infusion therapy which was added in 1989.

     In 1992, the Company adopted an accelerated expansion strategy, opened offices in a number of new geographic markets, developed a new and sizable base of Medicare business in South Florida, and, in late 1992, consummated a significant infusion therapy acquisition in the greater New York metropolitan area. Management underestimated the financial, managerial and system resources necessary to execute its expansion strategy. As a result, the Company failed to successfully implement its expansion strategy and began to incur operating losses in the second quarter of 1993.

     In August 1994, the Company announced an extensive restructuring plan, which included the closing of its development-stage offices outside of its core markets, the consolidation of its infusion therapy pharmacy facilities from five to two, and the sale of its South Florida operations which was completed in December 1995. Despite these actions, the Company continued to incur operating losses in 1994, 1995 and the first three-quarters of 1996.

     At the end of September 1996, the Company undertook a series of steps to improve operating results, restore financial health and focus on building its core home nursing services business. First, the Company engaged a team of experienced turnaround specialists to improve the operating and financial performance of the Company. During the fourth quarter of 1996, corporate overhead was reduced by more than $4 million per annum and branch level overhead and direct costs were reduced by more than $2.5 million per annum. Second, the Company sold the business and operating assets of its home infusion therapy operations as of October 1, 1996. Finally, the Company settled all of its material litigation and reduced the borrowings under the Company's revolving credit facility from $8.9 million on September 30, 1996 to $5.0 million on December 31, 1996.

     During 1997, the Company pursued the possibility of merging the Company with a larger healthcare company, culminating in the execution of an agreement to merge with Home Health Corporation of America (HHCA) in September 1997.

     U.S. HomeCare announced in December, 1997 that the New York State Attorney General's office had initiated a broad-based investigation into the billing and other practices of companies providing home health care services in New York under Medicaid-funded state programs. U.S. HomeCare was included in the investigation.

     The Company cooperated fully with the State's investigation. In addition, the Company hired outside counsel and initiated its own internal investigation of its billing practices and Medicaid rates. Because of the Company's pending merger with HHCA, U.S. HomeCare asked the Attorney General for expedited review of its investigation of the Company.

     Based on its internal review, the Company concluded that it had meritorious legal defenses for substantially all potential claims by the state for monetary or other penalties based on cost reporting and billing practices related to Medicaid-funded home health care programs. However, the Company also believed that it could take substantial time and expense to litigate any of these issues to their conclusion. The Company in January 1998 entered into negotiations with the office of the Attorney General in an effort to reach a rapid resolution of the investigation.

     On Wednesday, February 11, 1998, the Company and Home Health Corporation of America (HHCA) announced that they had mutually terminated their merger agreement.

     Under the terms of a final agreement signed on February 27, 1998, the Company has agreed to settle the state's investigation of Medicaid billing for the period 1992 through 1997 for a monetary payment of $1.75 million, payable with interest over a period of 36 months. This settlement was accrued as of December 31, 1997. The full amount of the settlement may be prepaid at any time, and the Company has agreed with the state that it will use reasonable efforts to refinance the amount of the settlement as soon as possible.

RESULTS OF OPERATIONS

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net revenues from continuing (nursing) operations were $52.6 million in 1997 compared to $55.1 million in 1996. The $2.5 million decline (4.4%) was due to a combination of rate and volume impacts. In most of the Company's markets we maintained our revenue base, but in several we experienced declines due to loss of contracts or due to continued pressure by payor agencies to control costs by cutting utilization and by trimming back on rates they pay for our services.

     Cost of revenues as a percentage of net revenues decreased to 62.0% in 1997 as compared to 68.6% in 1996. The decrease in cost of revenues reflected efforts of company management to more closely monitor costs. Specific areas of cost containment included the management of overtime, transportation costs, and the productivity of salaried clinical resources. Management believes that these savings are permanent.

     Selling, general and administrative expense decreased by $3.1 million or 16.2% to $15.9 million in 1997 compared to $19.0 million for 1996. This decrease primarily reflects the benefits of the restructuring accomplished in the fourth quarter of 1996, primarily the elimination of excessive levels of corporate staff, and tighter control over a wide variety of administrative expenses.

     Interest expense was $0.9 million in 1997 or 21.9% lower than in 1996. The decrease reflects the reduction of average borrowings under the Company's bank facilities in 1997.

     During the year the Company also incurred a $1.75 million cost of settling a regulatory matter with the State of New York, as described in Note 13. This settlement related to Medicaid contract years from 1992 through 1997.

     The Company also incurred $907,000 of expenses related to the terminated merger with Home Health Corporation of America. These expenses were largely professional fees paid to investment bankers, accountants and lawyers.

     The Company also incurred an additional non-recurring charge of $399,000 related to the employment of turnaround consultants, who were originally hired to work with Company management in September 1996. A separate agreement was entered into in 1997 principally related to the proposed sale of the Company.

     Had the Company not incurred the charges for the regulatory settlement, merger, or other non-recurring charges in 1997, net income would have been $1,459,000.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net revenues from continuing (nursing) operations were $56.5 million in both 1996 and 1995.

     Cost of revenues as a percentage of net revenues increased to 69.4% in 1996 as compared to 66.6% in 1995. The increase in cost of revenues reflected increased workers compensation insurance expense, additional employee benefit expense, and changes in the mix of direct labor.

     Operating expense increased by $3.8 million or 18.3% to $24.6 million in 1996 compared to $20.8 million for 1995. This increase primarily reflecting a restructuring charge in the third and fourth quarters of 1996 of $3.6 million, a decline in depreciation and amortization expense of $.3 million and an increase in selling, general and administrative expenses of $.4 million. The increase in SG&A costs reflected increased workers compensation insurance expense, increased employee benefits expense, information systems expense and an increase in personnel and related costs during the first nine months of 1996, offset by the expense reductions achieved by the restructuring program initiated in late September 1996.

     The restructuring steps that the Company undertook at the end of September 1996 resulted in the following. On October 31, 1996, the Company completed the sale of certain assets (not including accounts receivable) of its IV therapy business for approximately $2.0 million in cash. The sale had an effective date of October 1, 1996. As a result of the sale the operations of the IV therapy business has been treated as a discontinued operation. The Company recorded a loss on disposal of the IV therapy business of $13.8 million. Such loss on sale, which was net of the cash proceeds of the sale of approximately $2,000,000, included (1) a write-off of $11.6 million of goodwill and other intangible assets, (2) additional provisions for losses on accounts receivable of $2.6 million, and (3) $1.6 million related to a charge for severance and other anticipated costs during the phase out period. The loss from IV operations in the 1996 period was $1.5 million including a provision of $1.1 million for legal settlements. The Company also recorded a provision for restructuring and other nonrecurring charges of $3.6 million which was comprised of: severance of $.6 million, turnaround consultants' compensation of $1.9 million, an increase in 1994 restructuring reserve of $.5 million and other restructuring costs of $.6 million (including assets write-offs and lease costs). The reserve established for compensation for the turnaround consultants includes cash payments totaling $.4 million and significant performance based equity incentives valued at approximately $1.5 million.

     Interest expense was $1.1 million in 1996 or 25.5% higher than in 1995. The increase reflects the result of the increased average borrowings under the Company's bank facilities in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, the Company had cash and cash equivalents of approximately $0.3 million. Working capital (deficit) decreased by $3.2 million, from $(3.5) million at December 31, 1996 to a working capital (deficit) of ($0.3) million at December 31, 1997. The improvement in net working capital was primarily a result of a reduction in accounts payable, accrued liabilities and reserves for restructuring and other non-recurring charges offset by collection of IV receivables.

     The reduction in net accounts receivable resulted primarily from the reduction of receivables from the Company's discontinued infusion therapy operations. The Company sold its infusion therapy operations on October 31, 1996 but retained its infusion therapy accounts receivable. Infusion therapy receivables (including off balance sheet receivables, which were sold under the securitization program) were $2.0 million on December 31, 1996 and $11,000 at December 31, 1997.

     Trade accounts payable declined from $3.2 million at December 31, 1996 to $2.5 million at December 31, 1997 reflecting the discontinuance of the Company's infusion therapy business and the payment of accounts payable from improved cash flow.

     Accrued expenses decreased from $4.5 million at December 31, 1996 to $2.8 million at December 31, 1997, resulting primarily from satisfaction of certain accrued amounts related to the company's discontinued operations and payments of legal settlements.

     Cash flow from operating activities for the year ended December 31, 1997 declined $5.4 million to $.6 million from $6.0 million for the year ended December 31, 1996. This decline was principally due to the reduction of reserves for restructuring and other non-recurring charges, payments of accounts payable and accrued liabilities, and payments for merger expenses. Cash flow for financing activities was ($0.8) million for the year ended December 31, 1997, compared to ($5.3) million for the year ended December 31, 1996.

     The Company has a revolving line of credit ("RLOC"), with availability based upon a stated formula applied to "eligible" accounts receivable balances. Borrowings bear interest at the higher of the bank's prime rate plus 2.0% or the federal funds rate plus 1.0%. Remaining availability under the RLOC at December 31, 1997 was $1.0 million. Borrowings under the RLOC are collateralized by substantially all of the Company's assets. The terms of the RLOC provide, among other things, for prepayments in the event that the Company's formula based borrowing capacity is reduced, for maintenance of certain financial ratios and limitations on capital expenditures, acquisitions, and cash dividends. On December 24, 1997 the RLOC agreement was amended and restated to include a revised maturity date of March 31, 1998. On March 26, 1998, the RLOC was extended to January 4, 1999.

     The Company has a $3.0 million subordinated credit facility the ("Subordinated Credit Facility") with a commercial bank. The Subordinated Credit Facility is 100% guaranteed by the Connecticut Development Authority ("CDA"). On December 24, 1997 the maturity of the Subordinated Credit Facility was extended to March 31, 1998 and the CDA guarantee was extended to March 31, 1998. In connection with the October 1995 issuance of the CDA guarantee, the Company agreed to issue additional warrants (the "Additional Warrants") to the CDA to purchase 735,000 shares of the Company's common stock for $1.5969 per share if the guarantee was not released by April 30, 1997. As a result of the previous extension of the CDA guarantee to January 30, 1998 the Company issued the Additional Warrants to the CDA on March 25, 1997. On March 26, 1998, the Fleet note was extended to January 15, 1999, and the CDA guarantee was extended to January 30, 1999.

     The Company has a Receivables Purchase and Servicing Agreement (the "Securitization Program"), which allows the Company to sell for cash an undivided percentage ownership interest in a designated pool of eligible receivables, as defined. The Company relies on this accounts receivable financing to fund working capital for current operations. The maximum amount of cash advances (based on eligible accounts receivable) allowed under the program is $9.0 million. The net proceeds from the sale of accounts receivable through the Securitization Program at December 31, 1997 were $6.9 million. On December 24, 1997 the maturity date of the Securitization Program was extended to March 31, 1998. On March 26, 1998, the program was extended to January 4, 1999.

     Sales of substantial amounts of Common Stock in the public market in the future could adversely affect the prevailing market price of the Company's Common Stock. As outlined above, on March 25 and March 27, 1997, the Company issued Warrants exercisable for an aggregate of 913,000 shares of Common Stock exercisable at $1.5969 per share to its RLOC banks and the CDA. In addition, during 1996 the Company issued or committed to issue an aggregate of 644,000 shares in exchange for the cancellation of certain of the Company's obligations (the "Common Shares"). The foregoing securities are all restricted securities within the definition of Rule 144 and are subject to certain resale provisions relating to the manner and notice of sale, availability of current public information about the Company and volume limitations. The holders of the foregoing securities are entitled to have such shares registered by the Company under the Securities Act of 1933, as amended. The Company filed a registration statement registering approximately 11,900,000 shares of Common Stock for resale in the second quarter of 1997 and plans to keep such registration statement effective for a minimum of three years.

     The Company believes that its cash position and liquidity will continue to require careful management for the foreseeable future. Cash availability improved during the last quarter of 1996 and in 1997, and the Company expects this improvement to continue in the future.

     The Company believes that its existing credit facilities, together with cash generated from operations, will be sufficient to fund the Company's operations and debt obligations through 1998. Beyond 1998, the Company believes that it will need to replace its existing credit facilities to ensure sufficient funding of the Company's operations. The Company is currently in the process of replacing its current credit facilities with a new lender.

YEAR 2000 COMPLIANCE

     The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

     The Company has identified all significant applications that will require modification to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and test Year 2000 Compliance. The Company plans on completing the testing process of all significant applications by December 31, 1998.

     The total cost to the Company of those Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modifications plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

QUARTERLY INFORMATION

     The following table presents unaudited financial data for the eight quarters beginning January 1, 1996. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary have been made to present fairly the following selected quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein.

                                                        FIRST       SECOND        THIRD       FOURTH
                                                       QUARTER      QUARTER      QUARTER      QUARTER
                                                      ---------    ---------    ---------    ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net revenues........................................   $13,754      $13,976      $12,195      $12,710
Income/(loss) from continuing operations before
  interest and income taxes.........................     1,213        1,246         (653)      (2,401)
Net income (loss)...................................       955          961         (900)      (2,613)
Net income (loss) applicable to common
  shareholders......................................       783          789       (1,073)      (2,786)
Basic income (loss) per share(a)....................   $   .08      $   .08      $  (.11)     $  (.23)
Diluted income (loss) per share.....................   $   .05      $   .05      $  (.11)     $  (.23)
1996
Net revenues........................................   $13,776      $14,032      $13,094      $14,183
Income/(loss) from continuing operations before
  interest and income taxes.........................      (423)        (242)      (8,300)       1,657
Income/(loss) from discontinued operations..........       171          (62)     (14,452)        (900)
Net income (loss)...................................      (567)        (608)     (23,073)         455
Net income (loss) applicable to common
  shareholders......................................      (739)        (780)     (23,246)         282
Basic income (loss) per share(a)....................   $  (.09)     $  (.09)     $ (2.56)     $   .03
Diluted income (loss) per share.....................   $  (.09)     $  (.09)     $ (2.56)     $   .03

---------------
(a) The sum of the quarterly basic amounts do not equal the annual amounts due to rounding.

     During the fourth quarter of 1996, the Company recorded an adjustment to reduce its provision for restructuring and other non-recurring charges by $.9 million based upon a reevaluation of the cost of such reorganization. Also, in the fourth quarter of 1996 the Company increased its loss on discontinued operations by $.9 million to adjust its estimate for uncollectible IV therapy receivables.

     During the fourth quarter of 1997 the Company recorded an accrual for $1.75 million representing the costs of settlement of the New York Medicaid investigation. Also in the fourth quarter, the Company recognized an additional $319,000 of expenses related to the now terminated merger with HHCA.

RISK FACTORS

     The Company's future business, financial condition and results of operations are dependent on the Company's ability to successfully provide home health care services to its customers and to successfully collect fees for such services. Inherent in this process are numerous factors that the Company must carefully manage in order to be successful. Some of these factors are: obtaining sufficient cash flow from operations to meet its debt service and pay vendors on a timely basis; complying with the financial covenants in its revolving line of credit, subordinated credit facility and accounts receivable securitization program so the banks would not have the right to declare the amounts outstanding under such facilities immediately due and payable; competing effectively with other home health care providers; establishing and maintaining close working relationships with home care and social service agencies, hospitals, clinics, nursing homes, physicians and physician groups, health maintenance organizations and other health care providers; obtaining adequate reimbursement from third party payors; complying with applicable law regarding the health care industry; attracting and retaining senior management personnel and branch level management as well as qualified health care professionals and paraprofessionals and maintaining adequate liability insurance. The failure to manage such risks successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

MARKET RISK DISCLOSURES

  None

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Jay C. Huffard, Director and Chairman of the Board,
  President and Chief Executive Officer

Clifford G. Johnson
  Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary

Hadley C. Ford, Director
  Senior Advisor, Andersen Consulting

John R. Gunn, Director
  Executive Vice President and COO, Memorial Sloan-Kettering Cancer Center

W. Wallace McDowell, Jr., Director
  Private Investor

Shawkat Raslan, Director
  President and CEO, International Resources Holdings, Inc.

Susan S. Robfogel, Esq., Director
  Partner, Nixon, Hargrave, Devans & Doyle

                               [US HomeCare Logo]

                           U.S. HomeCare Corporation
                            Two Hartford Square West
                                   Suite 300
                               Hartford, CT 06106
                                 (860) 278-7242

    P
    R
    O
    X
    Y

                            U.S. HOMECARE CORPORATION
                            TWO HARTFORD SQUARE WEST
                           HARTFORD, CONNECTICUT 06106

              Jay C. Huffard, Clifford G. Johnson, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 11, 1998, or at any adjournment of such meeting, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement:

              Item 1.  Election of three (3) Directors

              1. John R. Gunn     2. Jay C. Huffard    3. Shawkat Raslan



              PLEASE MARK, SIGN AND DATE THIS PROXY WHERE INDICATED
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X]      PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE.


              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP, INDEPENDENT PUBLIC ACCOUNTANTS, AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

1.       Election of          FOR      WITHHELD
         Directors            [ ]         [ ]
         (see reverse)


            For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. Ratification of the selection of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1998

  FOR         AGAINST        WITHHELD
  [ ]           [ ]             [ ]

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          IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
          SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.



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  SIGNATURE(S)                              DATE